DATED JUNE 17, 2010
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-150218
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, 2.75 % NOTES DUE 2015

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SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series F, 2.75% Notes Due 2015
Ratings:	A (Stable Outlook) by Standard & Poor’s, a division of The McGraw-Hill Companies
A2 (Stable Outlook) by Moody’s Investors Service, Inc.
A (Stable Outlook) by Fitch Ratings Ltd.
Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security
Format:	SEC Registered-Registration Statement Number 333-150218
Trade Date:	June 17, 2010
Settlement Date (Original Issue date):	June 24, 2010, which is the fifth business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium-Term Notes on the date hereof or the next business day will be required, because the Medium-Term Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.
Maturity Date:	June 24, 2015
Principal Amount:	$300,000,000
Price to Public (Issue Price):	100.000%
All-in-price:	99.650%
Pricing Benchmark:	UST 2.125% Notes due May 31, 2015
UST Spot (Yield):	1.98%
Spread to Benchmark:	.+ 77 basis points (0.77%)
Yield to Maturity:	2.75%
Net Proceeds to Issuer:	$298,950,000
Coupon:	2.75%
Interest Payment Dates:	Interest will be paid semi-annually on the 24th of each June and December of each year, commencing December 24, 2010 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Banc of America Securities LLC (39.5%)
J.P. Morgan Securities Inc. (39.5%)
Co-Managers:	BBVA Securities Inc. (3.00%)
BNP Paribas Securities Corp. (3.00%)
Commerz Markets LLC (3.00%)
HSBC Securities (USA) Inc. (3.00%)
ING Financial Markets LLC (3.00%)
Mitsubishi UFJ Securities (USA), Inc. (3.00%)
RBS Securities Inc. (3.00%)
Billing and Delivery Agent:	Banc of America Securities LLC
CUSIP:	14912L4M0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America  Securities LLC at 800-294-1322 or J.P. Morgan Securities Inc. at 212-834-4533.